Exhibit 10.38
REINSURANCE AGREEMENT
This Reinsurance Agreement (“Agreement”) is entered into as of the Effective Date as defined herein below. Its parties are:
NORTH POINTE INSURANCE COMPANY
(“Company”)
and
MIDFIELD INSURANCE COMPANY
(“Reinsurer”)
Background
     Company is a property and casualty insurance company licensed in various states. Reinsurer is a pure captive insurance company licensed in Washington DC. Company desires to cede and Reinsurer desires to assume certain of its liabilities under insurance coverages written under the Subject Business as further described below.
     NOW, THEREFORE, in consideration of this Agreement’s terms, the parties agree:
Terms
1.	Business Covered

The Reinsurer shall indemnify the Company in respect of the liability that may accrue to the Company as a result of loss or losses under Policies classified by the Company as Fire, Allied Lines, Inland Marine, Commercial Multiple Peril (Section I only) and Businessowners (including Business Interruption), Automobile Physical Damage (excluding Collision and Theft), property sections of Renters’, Dwelling Fire, Contents, Scheduled and Unscheduled Personal Property, Adjacent Structure and Additional Living Expense, in force at the inception of this Agreement, or written or renewed during the term of this Agreement by or on behalf of the Company, subject to the terms and conditions herein contained (collectively, “Subject Business”).

2.	Account Basis

Attaching Basis.

3.	Retention and Limit
A.	The Reinsurer shall be liable in respect of each Loss Occurrence for the Ultimate Net Loss over and above the initial Ultimate Net Loss retention as set forth in the schedule below, subject to a limit of liability to the Reinsurer for each such Loss Occurrence, and subject further to a limit of liability for all Loss Occurrences commencing during the term of this Agreement, as set forth below:

RETENTION AND LIMITS SCHEDULE

Company’s Retention	Reinsurer’s Limit of Liability

Ultimate Net Loss in Respect of Each Loss Occurrence	Ultimate Net Loss in Respect of Each Loss Occurrence	Ultimate Net Loss in Respect of All Loss Occurrences During the Term of this Agreement

$4,000,000	$4,000,000	$8,000,000
B.	The Reinsurer shall not be liable under this Agreement unless two or more risks are involved in the same Loss Occurrence. The Company shall be sole judge of what constitutes one risk for all purposes of this Agreement.

C.	The Company shall be permitted to carry other reinsurance, recoveries under which shall inure to the benefit of this Agreement.
4.	Commencement

This Agreement shall take effect on September 1, 2006 (the “Effective Date”), and shall cover all losses occurring under the Policies during this Agreement’s term.

5.	Definitions
5.1	“Gross Written Premium” means the gross premiums for the Subject Business written by Company, less cancellations and return premiums.

5.2	“Loss” means any loss on an insurance policy covered under the Subject Business, and will follow the coverage provided by that insurance policy.

“Loss Occurrence” with regard to property Losses, means the sum of all individual losses directly occasioned by any one disaster, accident or loss or series of disasters, accidents or losses arising out of one event which occurs within the area of one state of the United States or province of Canada and states or provinces contiguous thereto and to one another. However, the duration and extent of anyone Loss Occurrence shall be limited to all individual Losses sustained by the Company occurring during any period of 168 consecutive hours arising out of and directly occasioned by the same event, except that the term Loss Occurrence shall be further defined as follows:

As regards windstorm, hail, tornado, hurricane, cyclone, including ensuing collapse and water damage, all individual losses sustained by the Company occurring during any period of 72 consecutive hours arising out of and directly occasioned by the same event. However, the event need not be limited to one state or province or states or provinces contiguous thereto.

As regards riot, riot attending a strike, civil commotion, vandalism and malicious mischief, all individual losses sustained by the Company occurring during any period of 72 consecutive hours arising out of and directly occasioned by the same event. However, the event need not be limited to one municipality, county, state, or province or municipalities, counties, states or provinces contiguous thereto, within the United States or Canada. The maximum duration of 72 consecutive hours may be extended in respect of individual losses which occur beyond such 72 consecutive hours during the continued occupation of an insured’s premises by strikers, provided such occupation commences during the aforesaid period.

As regards earthquake (the epicenter of which need not necessarily be within the territorial confines referred to in the first paragraph of this definition) and fire following directly occasioned by the earthquake, only those individual fire losses that commence during the period of 168 consecutive hours may be included in the Company’s Loss Occurrence.

As regards “freeze,” only individual losses directly occasioned by collapse, breakage of glass and water damage (caused by bursting frozen pipes and tanks) may be included in the Company’s Loss Occurrence.

For all Loss Occurrences the Company may choose the date and time when any such period of consecutive hours commences provided that it is not earlier than the date and time of the occurrence of the first recorded individual loss sustained by the Company arising out of that disaster, accident or loss and provided that only one such period of 168 consecutive hours shall apply with respect to one event, except for those Loss Occurrences referred to in (a) and (b) above, where only one such period of 72 consecutive hours shall apply with respect to one event, regardless of the duration of the event.

No individual losses occasioned by an event that would be covered by 72 hours clauses may be included in any “Loss Occurrence” claimed under the 168 hours provision.

“Loss Occurrence” with regard to casualty Losses means any accident or occurrence or series of accidents or occurrences arising out of anyone event and happening within the term and scope of this Agreement. Without limiting the generality of the foregoing, the term Loss Occurrence shall be held to include:

As respects Products Bodily Injury and Products Property Damage Liability, injuries to all persons and all damage to property of others occurring during a Policy Period and proceeding from or traceable to the same causative agency shall be deemed to arise out of one Loss Occurrence, and the date of such Loss Occurrence shall be deemed to be the commencing date of the Policy Period. For the purpose of this provision, each annual period of a Policy that continues in force for more than one year shall be deemed to be a separate Policy Period.

As respects Bodily Injury Liability (other than Automobile and Products), said term shall also be understood to mean, as regards each original assured, injuries to one or more than one person resulting from infection, contagion, poisoning, or contamination proceeding from or traceable to the same causative agency.

As respects Property Damage Liability (other than Automobile and Products), said term shall also, subject to provisions (a) and (b) below, be understood to mean loss or losses caused by a series of operations, events, or occurrences arising out of operations at one specific site and which cannot be attributed to any single one of such operations, events or occurrences, but rather to the cumulative effect of the same. In assessing each and every Loss Occurrence within the foregoing definition, it is understood and agreed that:
a.	the series of operations, events or occurrences shall not extend over a period longer than 12 consecutive months; and

b.	the Company may elect the date on which the period of not exceeding 12 consecutive months shall be deemed to have commenced.
In the event that the series of operations, events or occurrences extend over a period, longer than 12 consecutive months, then each consecutive period of 12 months, the first of which commences on the date elected under b. above, shall form the basis of claim under this Agreement.

With regard to those Policies that provide aggregate limits of liability the total of all individual losses occurring during any one Policy year that proceed from or are traceable to the same causative agency.

5.3	Ultimate Net Loss
(a)	The term “Ultimate Net Loss” shall mean the actual sum paid by the Company in settlement of losses or liability after making deductions for all recoveries, including subrogation, salvages, and claims upon other reinsurances, whether collectible or not, which inure to the benefit of the Reinsurer under this Agreement, and shall include Loss Adjustment Expenses incurred by the Company, Extra Contractual Obligations and Excess of Original Policy Limits, provided, however, that in the event of the insolvency of the Company, Ultimate Net Loss shall mean the amount of loss and Loss Adjustment Expenses for which the Company is liable, and payment by the Reinsurer shall be made to the liquidator, receiver, conservator or statutory successor of the Company in accordance with the provisions of Section 18 of this Agreement.

(b)	The term “Loss Adjustment Expenses” shall mean all expenses incurred by the Company in connection with the investigation, settlement, defense or litigation of any claim or loss covered by the Policies reinsured under this Agreement, including Declaratory Judgment Expenses and Prejudgment Interest, but shall exclude the salaries and expenses of Company employees, office expenses, and other overhead expenses.

(c)	The term “Declaratory Judgment Expenses” shall mean all legal expenses, incurred in the representation of the Company in litigation brought to determine the Company’s defense and/or indemnification obligations.

(d)	All recoveries, salvages or payments recovered or received subsequent to a loss settlement under this Agreement shall be applied as if recovered or received prior to the aforesaid settlement and all necessary adjustments to the loss settlement shall be made by the parties hereto.

(e)	Nothing in this Section shall be construed to mean that losses are not recoverable hereunder until the Ultimate Net Loss of the Company has been ascertained.
5.4	“Insurance Policy or Policy” means all insurance policies and other Agreements of insurance entered into between an insured and Company covering the insurance obligations of the Subject Business.

5.5	“Prejudgment Interest or Delayed Damages” means interest or damages added to a settlement, verdict, award, or judgment based on the amount of time prior to the settlement, verdict, award, or judgment whether or not made part of the settlement, verdict, award, or judgment.

5.6	An “Act of Terrorism” for purposes of this Agreement shall mean:

Any actual or threatened violent act or act harmful to human life, tangible or intangible property or infrastructure directed towards or having the effect of (a) influencing or protesting against any de jure or de facto government or policy thereof, (b) intimidating, coercing or putting in fear a civilian population or section thereof for the purpose of establishing or advancing a specific ideological, religious or political system of thought, perpetrated by a specific individual or group directly or indirectly through agents acting on behalf of said individual or group or (c) retaliating against any country for direct or vicarious support by that country of any other government or political system.

Any act declared pursuant to the Terrorism Risk Insurance Act of 2002 (and any amendments thereto) shall also be considered an “Act of Terrorism” for purposes of this Agreement.
6.	Term and Termination
6.1	This Agreement’s initial term expires on June 30, 2007 . It shall automatically renew for successive one-year terms unless terminated at the end of each term by either party upon 30 days’ advance written notice to the other party.

6.2	Reinsurer’s obligation to insure and pay its liabilities will continue if this Agreement terminates. Notwithstanding the termination of this Agreement, its provisions shall continue to apply to all Policies in force at the termination so that each party’s obligations under this Agreement will be fully performed. However, upon termination, Reinsurer shall have no obligation to reinsure Company with respect to Policies not yet entered into by Company.
7.	Territory

This Agreement’s territorial limits will be Company’s Subject Business as written in the United States.

8.	Original Conditions

All Policies under this Agreement will be subject to the same rates, terms, clauses, conditions, waivers, alterations, modifications, and interpretations, and cancellations as the respective Policies. Reinsurer shall follow the fortunes of the Company with respect to Subject Business.

9.	Extra Contractual Obligations
9.1	“Extra Contractual Obligations” are those liabilities not covered under any other provision of this Agreement and includes 100% of any punitive, exemplary, compensatory or consequential damages, including associated litigation expenses, paid or payable by Company as a result of an action against Company by its insured, its insured’s assignee or a third party claimant, which action alleges negligence or bad faith on the part of Company in handling a claim or loss under a policy subject to this Agreement. Liabilities will include losses incurred by Company on Subject Business arising from any financial or credit risk, as defined below, and liabilities arising from the handling of any claim or loss on the Subject Business covered by this Agreement. The term “financial or credit risk” shall mean any Loss (or Allocated Loss Adjustment Expenses) incurred by Company (or advanced by Company to protect Company’s own interests, as determined in Company’s sole discretion) on Subject Business arising as a result of:
(a)	Loss, damages, or associated litigation expenses which should have been recoverable under a self-insured retention or a deductible, within the limit of any Insurance Policy.

(b)	Loss, damages or associated litigation expenses for which Company is entitled to contribution or indemnity pursuant to the retentions, if any, scheduled or provided for in any Insurance Policy.
The date on which Company incurs an Extra Contractual Obligation will be deemed, in all circumstances, to be the date of the original loss.
9.2	“Extra Contractual Obligations” does not include liabilities incurred solely due to the willful misconduct or the fraud of Company’s directors or officers acting individually or collectively or in collusion with any individual or other person involved in the presentation, defense or settlement of any claim or loss covered under this Agreement.

10.	Excess of Original Policy Limits

This Agreement will protect Company, within its limits, in connection with loss in excess of the limit of its original policy, such loss in excess of the limit having been incurred because of failure by it to settle within the policy limit or by reason of alleged or actual negligence, fraud, or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of any action against its insured or reinsured or in the preparation or prosecution of an appeal consequent upon such action.

However, this Article shall not apply where the loss has been incurred due to fraud by a member of the Board of Directors or a corporate officer of the Company acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.

For the purpose of this Article, the word “loss” shall mean any amounts for which the Company would have been contractually liable to pay had it not been for the limit of the original policy.

11.	Reinsurance Premium Rate

Company will pay to Reinsurer a premium for the reinsurance provided under this Agreement (including coverage for Reinsurer’s Liability for all Loss Occurrences during the term of the Agreement) at 22.5% rate-on-line for the initial term, and for each subsequent renewal term. Company or Reinsurer may offset any balance whether on an account premium, commission, claims or losses, adjustments, expenses, salvage or any other amounts that are due from party to the other, however, such offsets are permitted only with respect to obligations arising under this Agreement.

This agreement provides no guarantee of profit, directly, or indirectly, from the Reinsurer to the Company or from the Company to the Reinsurer.

12.	Reports and Remittances

On a monthly basis, Company or its designee will prepare a monthly accounting to Reinsurer as follows:
(1)	Gross Written Premium accounted for during the billing period (and those adjustments provided for in this Agreement,

(2)	Assumed Premium, less

(3)	Net Liability for the billing period, plus

(4)	Subrogation, salvage, or other recoveries received by Company during the billing period, and

(5)	Payment of losses.

Company will remit any balance due in favor of Reinsurer with the monthly accounting. Reinsurer will pay any balance due Company within seven days from the date the report is provided by Company without delay for payment of losses and claims obligations incurred under this agreement. All settlements between Company and Reinsurer shall be made in cash or cash equivalents. In addition to the reports required above, Company and Reinsurer will furnish each other such other information as may be reasonably required by the other party for such party’s quarterly and annual statements and internal records.
13.	Management of Claims and Losses

Company will investigate and settle or defend all claims and losses. When requested by Reinsurer, Company will permit Reinsurer, at Reinsurer’s expense, to be associated with Company in the settlement, defense, or control of any claim, loss, or legal proceeding. All payments of claims or losses, including ex gratia payments, shall be unconditionally binding on Reinsurer.

14.	Currency

All dollar amounts in this Agreement are expressed in terms of United States dollars.

15.	Salvage and Subrogation

Reinsurer shall be subrogated to the rights of Company to the extent of its loss payments to Company. Company agrees to enforce its rights of salvage and subrogation whenever it determines it is cost effective to do so. Reinsurer will be credited with salvage and subrogation, net of any recovery expense, in respect of claims and settlements under this Agreement. If the recovery expense exceeds the amount recovered, the amount recovered (if any) shall be applied to the reimbursement of recovery expense and the remaining expense shall be borne by Reinsurer as Allocated Loss Adjustment Expenses.

16.	Inspection of Records

Company and Reinsurer will allow the other party to inspect, audit and copy, at any reasonable time and after reasonable notice, the records of the other party pertaining to the Subject Business insured under this Agreement.

17.	Arbitration

Any unresolved difference of opinion between Company and Reinsurer arising out of this Agreement will be submitted to arbitration. The American Arbitration Association (“AAA”) will administer the arbitration pursuant to its Commercial Rules, but subject to this Article’s terms. Three arbitrators will decide the arbitration. Each party will choose one arbitrator. If either party refuses or neglects to appoint an arbitrator within 30 days of the filing of the claim of arbitration, the AAA may appoint the arbitrator. The first two chosen arbitrators will together choose the third arbitrator within 10 days of being appointed. If those two arbitrators are unable to do so, the parties or their attorneys may request the AAA to appoint the third neutral arbitrator. Company and Reinsurer shall be notified of the identity of the third arbitrator. Before the commencement of hearings, each arbitrator will take an oath of impartiality. The arbitrators will be financially disinterested and impartial. All three arbitrators shall be present or former officers of property or casualty insurance or reinsurance companies or Underwriters at Lloyd’s of London, not at any time under the control or management of either party to this Agreement.

The party requesting arbitration (“Claimant”) will submit its brief to the arbitrators within 30 days after notice of the selection of the third arbitrator. Upon receipt of the Claimant’s brief, the other party (“Respondent”) will have 30 days to file a reply brief. On receipt of the Respondent’s brief, the Claimant shall have 20 days to file a rebuttal brief. Respondent shall have 20 days from the receipt of Claimant’s rebuttal brief to file its rebuttal brief. The arbitrators may extend the time for filing of briefs at the request of either party.

The arbitrators will preside over a hearing as set forth in the AAA’s Commercial Rules, and will allow the parties to examine and cross-examine witnesses. The arbitrators will be relieved from judicial formalities, including adherence to the rules of evidence. In addition to considering the rules of law and the customs and practices of the insurance and reinsurance business, the arbitrators will make their decision with a view to effecting this Agreement’s intent. The arbitrators shall make their decision within 60 days following the termination of the hearings unless the parties consent to an extension. The decision of the majority shall be final and binding upon the parties. Each party shall bear the expense of its arbitrator and shall jointly and equally share with the other the expenses of the third arbitrator and of the arbitration. The arbitration shall take place in Metropolitan Detroit, Michigan. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction of the dispute.

This Section will survive this Agreement’s termination.

18.	Insolvency of Company

The Company’s insolvency will not effect the Reinsurer’s obligations under this Agreement. In such a case, payment under this Agreement would be made to Company or its liquidator, receiver or statutory successor.

If the Company enters insolvency proceedings, the Company’s liquidator, receiver or statutory successor will give written notice to Reinsurer of the pendency of a claim against Company on the policy or policies reinsured within a reasonable time after the claim is filed in the insolvency proceeding. While any such claim is pending, Reinsurer may investigate the claim and interpose, at its own expense, in the proceeding where the claim is to be adjudicated, any defense or defenses that it may deem available to Company or its liquidator or receiver or statutory successor. The expense thus incurred by Reinsurer will be chargeable, subject to court approval, against Company as part of the expense of liquidation or otherwise as an administrative cost of the insolvency proceedings to the extent of a proportionate share of the benefits which may accrue to Company solely as a result of the defense so undertaken by Reinsurer.

Should Company go into liquidation or should a receiver be appointed, Reinsurer shall be entitled to deduct from any sums which may be or may become due to Company under this Reinsurance Agreement, any sums which are due to Reinsurer by Company under this Agreement and which are payable at a fixed or stated date, as well as any other sums due to Reinsurer which are permitted to be offset under applicable law.

19.	Excise Taxes

Reinsurer will allow for the purpose of paying the Federal Excise Tax, the applicable percentage of the premium payable hereon to the extent such premium is subject to the Federal Excise Tax.

In the event of return premium due under this Agreement, Reinsurer will deduct the applicable percentage from the amount of the return; Company or its agent is responsible for recovering the tax from the U.S. Government.

20.	Miscellaneous
20.1	Michigan law governs this Agreement.

20.2	This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

20.3	This Agreement will be automatically modified to conform to any law or governmental regulation having application to or jurisdiction over its parties or subject matter, without prior notice.

20.4	This Agreement has been negotiated by the parties and the fact that the initial and final draft shall have been prepared by one party or the other will not give rise to any presumption for or against any party to this Agreement or be used in any form in the construction or interpretation of this Agreement or any of its provisions.

20.5	This Agreement, together with such amendments as may from time to time be executed in writing by the parties, constitutes the entire agreement between the parties relating to its subject matter. There exists no other written or oral understandings, agreements or assurances with respect to these matters except as are set forth in this Agreement. Unless expressly stated, this Agreement confers no rights on any person or business entity that is not a party.

20.6	The parties intent this Agreement to both bind and benefit them and their respective successors. Neither this Agreement nor any rights or obligations under this Agreement may be assigned or delegated by either party without the prior written consent of the other.

20.7	There is no privity between Company’s insureds and Reinsurer. Reinsurer’s liability is only to indemnify Company. This Agreement is not for the benefit of any insured under any policy of insurance or any other third party.

20.8	No error or inadvertent omission on the part of one party shall relieve the other party of liability pursuant to this Agreement, provided that any such errors and/or omissions are rectified as soon after discovery as feasible.

20.9	By executing this Agreement, each party reaffirms to the other than it is undertaking the Agreement in utmost good faith.

NORTH POINTE INSURANCE COMPANY	MIDFIELD INSURANCE COMPANY
Company	Reinsurer

By:	By:

Title:	Title: